Exhibit 4.35

EXECUTION VERSION

DATED 20 NOVEMBER 2017

CONCORD GREATER CHINA LIMITED

and

TAOBAO CHINA HOLDING LIMITED

SHARE PURCHASE AGREEMENT
relating to the sale and purchase of
shares in Sun Art Retail Group Limited

24.	Agent for service	31

25.	Language	32

SCHEDULES

Schedule 1 (Conditions to First Completion)		33

Schedule 2A (First Completion arrangements)		35

Schedule 2B (Second Completion arrangements)		37

Schedule 3 (Seller Warranties)		38

Schedule 4 (Conduct of business before First Completion)		47

Schedule 5 (Limitation on Seller’s liability)		51

Schedule 6 (PRC Tax reporting)		53

Schedule 7 (Key Employees)		59

ENCLOSURES

Enclosure A	(Seller Share Exchange and Transfer Agreement)

Enclosure B	(Kofu Share Exchange and Transfer Agreement)

Enclosure C	(New Shareholders Agreement)

Enclosure D	(Business Cooperation Agreement)

Enclosure E	(Legal opinion)

Enclosure F	(Confidentiality and Non-compete Agreement)

THIS AGREEMENT is made the 20th day of November, 2017

PARTIES:

1.                                      CONCORD GREATER CHINA LIMITED, a company incorporated in the British Virgin Islands under registration number 420198, whose registered office is at Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands (the “Seller”); and

2.                                      TAOBAO CHINA HOLDING LIMITED, a company incorporated in Hong Kong under registration number 842504, whose registered office is at 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Purchaser”).

BACKGROUND:

(A)                               As at the date hereof, the Company is held by A-RT, the Seller, Kofu and Auchan as to approximately 51.00, 8.46%, 7.84% and 9.71% respectively.

(B)                               As at the date hereof, A-RT is held by the Seller, Kofu, Auchan and Monicole as to approximately 25.42%, 23.58%, 36.70% and 14.30% respectively.

(C)                               Pursuant to the Share Exchange and Transfer Agreements:

(i)                                     the Seller and Kofu have conditionally agreed to sell, and Auchan has conditionally agreed to purchase, an aggregate of 35,631,491 ordinary shares in A-RT (representing approximately 19.04% of the issued share capital of A-RT), in consideration of the transfer of an aggregate of 926,418,766 Shares (representing approximately 9.71% of the issued share capital of the Company) by Auchan to the Seller and Kofu; and

(ii)                                  the Seller and Kofu have conditionally agreed to sell, and Monicole has conditionally agreed to purchase, an aggregate of 1,684,156 ordinary shares in A-RT (representing approximately 0.90% of the issued share capital of A-RT) at an aggregate consideration of HK$284,622,364.

(D)                               Immediately following the completion of the Share Exchange and Transfer Agreements, the Company will be held by A-RT, the Seller and Kofu as to approximately 51.00%, 13.50% and 12.52% respectively, and Auchan will have no direct shareholding in the Company.

(E)                                Immediately following the completion of the Share Exchange and Transfer Agreements, A-RT will be held by the Seller, Kofu, Auchan and Monicole as to approximately 15.08%, 13.98%, 55.74% and 15.20% respectively.

(F)                                 The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1.                                      Interpretation

1.1                               In this Agreement, the Schedules and the Attachments to it:

“2010 Shareholders Agreement”

means the Share Restructuring Agreement and Shareholders Agreement in relation to Sun Holdings Greater China Limited dated 12 December 2010 between Auchan (formerly Auchanhyper SAS), Monicole (formerly Monicole BV), the Seller and Kofu;

“2013 Shareholders Agreement”

means the Shareholders Agreement in relation to ART Retail Holdings Limited and Sun Art Retail Group Limited dated 14 August 2013 between Auchan (formerly Auchanhyper SAS), Monicole (formerly Monicole BV), the Seller and Kofu;

“AC Group Company”	means any Group Company that is not an RTM Group Company;

“Accounts”	means the Audited Accounts and Unaudited Accounts;

“Aggregate Purchase Price”	means an amount equal to the sum of the First Completion Purchase Price and the Second Completion Purchase Price;

“Agreed Exchange Rate”

means, in relation to the First Completion Purchase Price and the Second Completion Purchase Price, the USD/HKD spot fixing rate, as observed on Bloomberg page “USDHKD” currency with code “BFIX” at 11 a.m. (Hong Kong time) on the Business Day that is two Business Days prior to the First Completion Date or the Second Completion Date, as applicable;

“Agreed Tax Period”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“A-RT”	means A-RT Retail Holdings Limited, a company incorporated in Hong Kong with limited liability;

“A-RT SPA”	means the share purchase agreement entered or to be entered into on the date hereof between the Seller and the Purchaser in respect of shares in the Company;

“Auchan”	Auchan Retail International S.A., a company incorporated in France with limited liability;

“Audited Accounts”

means the audited consolidated financial statements of the Group (including the notes thereto) in respect of the three financial years ended 31 December 2014, 2015 and 2016 as set out in the Company’s annual reports for those financial years published on the website of the Stock Exchange;

“Bulletin No. 7”

means Bulletin No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Bulletin on Certain Questions relating to the Enterprise Income Tax of Indirect Transfers of Assets by Non-Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告)” , and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof;

“Business Cooperation Agreement”

means the business cooperation agreement entered or to be entered into between  杭州阿里巴巴泽泰信 息 技 术 有 限 公 司 (Hangzhou Alibaba Zetai Information Technology Company Limited), Sunny, 欧尚（ 中国） 投资有限公司 (Auchan (China) Investment Co., Ltd.) and 康成投资（中国）有限公司 (Concord Investment (China) Co., Ltd.), the agreed form of which is set out in Enclosure D;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong, the British Virgin Islands, France, the PRC and Taiwan;

“Business Information”	means all information (in whatever form held) including (without limitation) all:

(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii) customer lists, sales, marketing and promotional information;

(iii) business plans and forecasts;

(iv) technical or other expertise; and

(v) all accounting and tax records, correspondence, orders and inquiries;

“Circular 698”

means the Circular regarding strengthening the Administration of Enterprise Income Tax on Equity Transfers by Non-Resident Enterprises issued by the State Administration of Taxation of the PRC on 10 December 2009 (Guoshuihan [2009] No. 698), and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof;

“Company”	means Sun Art Retail Group Limited, a company incorporated in Hong Kong with limited liability, the shares of which are listed on the Stock Exchange (Stock Code: 6808);

“Completion Dates”	means the First Completion Date and the Second Completion Date and “Completion Date” means any of them;

“Completions”	means the First Completion and the Second Completion and “Completion” means any of them;

“Confidentiality and Non-compete Agreements”

means the confidentiality and non-compete agreements between a Group Company, on the one hand, and each of the Key Employees, on the other hand, in each case substantially in the form set out in Enclosure F;

“Disclosure Letter”

means the letter of the same date as this Agreement written by the Seller to the Purchaser for the purposes of sub-clause 9.1 (Purchaser’s remedies) and delivered to the Purchaser’s Solicitors on behalf of the Purchaser before the execution of this Agreement;

“Due Diligence Materials”

means all of the documents provided by the Seller to the Purchaser in connection with the transactions contemplated under this Agreement, and delivered by or on behalf of the Seller to the Purchaser’s Solicitors on behalf of the Purchaser in a USB drive before the execution of this Agreement;

“Encumbrance”

means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same;

“Final Tax Amount”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Final Tax Event”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“First Completion”	means completion of the sale and purchase of the First Completion Sale Shares under this Agreement;

“First Completion Date”

means the 15th Business Day following the day on which the last in time of the conditions listed in Schedule 1 (Conditions to First Completion) (other than the conditions listed in paragraphs 7 and 8 of Schedule 1 (Conditions to First Completion)) shall have been satisfied or waived in accordance with this Agreement or such other date as the parties may agree;

“First Completion Purchase Price”	has the meaning ascribed thereto in sub-clause 5.1 (Consideration);

“First Completion Sale Shares”	means the 1,038,458,091 Shares legally and beneficially owned by the Seller;

“Fundamental Seller Warranties”

means the Seller Warranties set out in paragraphs 1 (Ownership and status of the Sale Shares) and 2 (Capacity) of Part 1 of Schedule 3 and paragraphs 1 (Incorporation, capacity and authorisation), 3 (Group structure) and 4 (No outstanding securities) of Part 2 of Schedule 3;

“Group”	means the Company and its subsidiaries from time to time, and “Group Company” means any of them;

“HKFRSs”	means Hong Kong Financial Reporting Standards;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong Dollars” or “HKD” or “HK$”	means the lawful currency of Hong Kong;

“Intellectual Property”

means patents, trade marks, rights in designs, copyrights, database rights (whether or not any of these is registered and including applications for registration of any such thing), domain names and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Joint Instruction”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Key Employees”	means each of the individuals listed in Schedule 7 (Key Employees);

“Kofu”	means Kofu International Limited, a company incorporated in the British Virgin Islands with limited liability;

“Kofu A-RT SPA”	means the share purchase agreement entered or to be entered into on the date hereof between Kofu and the Purchaser in respect of shares in A-RT;

“Kofu Share Exchange and Transfer Agreement”

means the share exchange and transfer agreement entered or to be entered into on the date hereof between Auchan, Monicole and Kofu in respect of certain Shares and shares in A-RT, the agreed form of which is set out in Enclosure B;

“Kofu SPA”	means the share purchase agreement entered or to be entered into on the date hereof between Kofu and the Purchaser in respect of shares in the Company;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Long Stop Date”	means the day falling three months after the date of this Agreement;

“Mandatory General Offer”

means a possible mandatory general offer to be made on behalf of the Purchaser to acquire all the issued Shares not already owned or agreed to be acquired by the Purchaser and parties acting in concert with it in accordance with the Code on Takeovers and Mergers issued by the SFC;

“Material Adverse Effect”	means a material adverse effect on or a material adverse change in:

(i)                                     the condition (financial or otherwise), assets, operations, prospects or business of the Company or any RTM Group Company, or the consolidated condition (financial or otherwise), assets, operations, prospects or business of the Group taken as a whole;

(ii) the ability of the Seller to perform and comply with its obligations under the Share Purchase Documents to which it is a party; or

(iii) the validity or enforceability of, or the rights or remedies of the Purchaser under any of the Share Purchase Documents;

and excluding the effect of (a) any change in financial markets; (b) any change in major supply and customer markets generally unless such change adversely affects the Group in a materially disproportionate manner; and (c) any event or condition arising solely out of an act or omission committed by any Group Company upon the written consent or written direction of the Purchaser or by the Purchaser itself;

“Mega”	means Mega International Commercial Bank Co., Ltd., a banking institution incorporated under the laws of the Republic of China;

“Monicole”	means Monicole Exploitatie Maatschappij BV, a company incorporated in the Netherlands with limited liability;

“New Shareholders Agreement”	means the shareholders agreement entered or to be entered into between the Purchaser, Auchan, Monicole, the Seller, Kofu and A-RT, the agreed form of which is set out in Enclosure C;

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 3.5 (Conditions);

“PRC”	means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong, the Macao Special Administrative Region and Taiwan;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Process Agent”	means The Law Debenture Corporation (H.K.) Limited of Suite 413, Hutchinson House, 10 Harcourt Road, Central, Hong Kong;

“Purchaser Indemnity Release Instruction”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Purchaser Release Instructions”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting) and “Purchaser Release Instruction” shall be construed accordingly;

“Purchaser Tax Release Instruction”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Purchaser Warranties”

means the warranties set out in Clause 8.1 (Purchaser Warranties) given by the Purchaser and any other warranties made by or on behalf of the Purchaser in this Agreement and “Purchaser Warranty” shall be construed accordingly;

“Purchaser’s Designee(s)”	means any fund(s) whose general partner is a wholly-owned subsidiary of Alibaba Group Holding Limited;

“Purchaser’s Group”

means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company from time to time;

“Purchaser’s Solicitors”	means Slaughter and May of 47/F, Jardine House, One Connaught Place, Central, Hong Kong;

“Regulatory Authority”	means any federal, state, national, provincial, local or other governmental or regulatory authority, agency or body, court, arbitrator or self-regulatory organisation of applicable jurisdictions;

“Relevant PRC Tax Authority”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Reporting Agent”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Reporting Transactions”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Retained Group”

means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company (except members of the Group);

“RMB”	means the lawful currency of the PRC;

“RTM Group Company”

means any Group Company of which a majority of the board of directors are appointed by or on behalf of the Seller and/or Kofu and, for the avoidance of doubt, includes (prior to First Completion) Concord Champion International Ltd., RT-Mart Holdings Limited and Concord Investment (China) Limited;

“Sale Shares”	means the First Completion Sale Shares and the Second Completion Sale Shares;

“Second Completion”	means completion of the sale and purchase of the Second Completion Sale Shares under this Agreement;

“Second Completion Date”

means the date specified by the Purchaser in the Second Completion Notice or, if none is so specified, the 15th Business Day following (i) the Long Stop Date or (ii) the Postponed Long Stop Date, as the case may be;

“Second Completion Notice”	has the meaning ascribed thereto in sub-clause 7.1 (Second Completion);

“Second Completion Purchase Price”	has the meaning ascribed thereto in sub-clause 5.2 (Consideration);

“Second Completion Sale Shares”	means the 249,240,945 Shares legally and beneficially owned by the Seller;

“Seller No-Tax Release Instruction”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Seller Release Instructions”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting) and “Seller Release Instruction” shall be construed accordingly;

“Seller Share Exchange and Transfer Agreement”

means the share exchange and transfer agreement entered or to be entered into on the date hereof between Auchan, Monicole and the Seller in respect of certain Shares and shares in A-RT, the agreed form of which is set out in Enclosure A;

“Seller Tax Release Instruction”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Seller Warranties”

means the warranties set out in Schedule 3 (Seller Warranties) given by the Seller and any other warranties made by or on behalf of the Seller in this Agreement and “Seller Warranty” shall be construed accordingly;

“Seller’s Designated Account”	means the following bank account:

Correspondent Bank:

Beneficiary Bank:

Account Name:

Account Number:

“Seller’s Solicitors”	means Clifford Chance LLP;

“Selling Taxes”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Service Document”	means a claim form, application notice, order or judgment;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“SFO”	means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong);

“Share Exchange and Transfer Agreements”	means the Seller Share Exchange and Transfer Agreement and the Kofu Share Exchange and Transfer Agreement;

“Share Purchase Documents”

means this Agreement, the Disclosure Letter, the Share Exchange and Transfer Agreements, the A-RT SPA, the Kofu SPA, the Kofu A-RT SPA, the New Shareholders Agreement, the Business Cooperation Agreement and any other documents entered into pursuant to any of them;

“Shareholder(s)”	means holder(s) of the Shares;

“Shareholders Agreements”	means the 2010 Shareholders Agreement and the 2013 Shareholders Agreement;

“Shares”	means ordinary shares in the capital of the Company;

“Stock Exchange”	means the Main Board of The Stock Exchange of Hong Kong Limited;

“Tax”

means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments in the nature of tax, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever in the nature of tax, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Regulatory Authority in connection with any item described in clause (i) above, and (iii) any form of transferor liability imposed by any Regulatory Authority in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar liabilities as described in clause (a) above;

“Tax Escrow Agreement”	means the escrow agreement to be entered into between the Seller, Kofu, the Purchaser and Mega on the First Completion Date on the terms set out in Schedule 6 (PRC Tax reporting);

“Tax Escrow Amount”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“Tax Payment Receipt”	has the meaning ascribed thereto in Schedule 6 (PRC Tax reporting);

“US Dollars” or “USD” or “US$”	the lawful currency of the United States of America;

“Warranties”	means the Purchaser Warranties and the Seller Warranties; and

“Working Hours”	means 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2                               In this Agreement, unless otherwise specified:

(A)                               references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of and Schedules and Attachments to, this Agreement;

(B)                               references to any document in the “agreed form” means that document in a form agreed by the parties;

(C)                               use of any gender includes the other genders;

(D)                               a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(E)                                references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(F)                                 references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)                               the expressions “accounting reference date”, “accounting reference period”, “body corporate”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Ordinance (Cap. 622 of the Laws of Hong Kong);

(H)                              references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(I)                                   any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(J)                                   references to times are to Hong Kong time;

(K)                               any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after- Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)                                     any Tax required to be deducted or withheld from the Payment;

(ii)                                  the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)                               the amount and timing of any Tax benefit which is obtained by the recipient of the Payment, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(L)                           references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(M)                       references to the knowledge of the Seller shall be treated as including any knowledge which each director appointed by the Seller and/or Kofu to the board of any Group Company would have if such director made all usual and reasonable enquiries;

(N)                          references to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

(O)          (i)                                      the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)                                  general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)                            all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(Q)                          the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

2.                                      Sale and purchase

2.1                               The Seller shall sell, or procure the sale of, and the Purchaser shall purchase, the First Completion Sale Shares with all rights attached or accruing to them at First Completion.

2.2                               The Seller shall sell, or procure the sale of, and the Purchaser shall purchase, the Second Completion Sale Shares with all rights attached or accruing to them at Second Completion.

2.3                               The Seller has the right to transfer legal and beneficial title to the Sale Shares.

2.4                               The First Completion Sale Shares shall as at First Completion, and the Second Completion Sale Shares shall as at Second Completion, be free from all charges and encumbrances and from all other rights exercisable by or claims by third parties.

2.5                               The Purchaser shall be entitled to exercise all rights attached or accruing to the First Completion Sale Shares and the Second Completion Sale Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the First Completion Date and Second Completion Date, respectively.

2.6                               The Seller waives all rights of pre-emption over any of the Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived prior to each Completion.

3.                                      Conditions

3.1                               The sale and purchase of the Sale Shares pursuant to this Agreement is in all respects conditional upon those matters listed in Schedule 1 (Conditions to First Completion).

3.2           (A)                             The Seller will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 1, 3 and 9 of Schedule 1 (Conditions to First Completion) as soon as possible and in any event before the Long Stop Date and will notify the Purchaser in writing, as soon as reasonably practicable, of the satisfaction of each such condition.

(B)                          The Purchaser will use all reasonable endeavours to fulfil or procure the fulfilment of the condition listed in paragraph 8 of Schedule 1 (Conditions to First Completion) as soon as possible and in any event by 5.00 p.m. on the First Completion Date and will notify the Seller in writing, as soon as reasonably practicable, of the satisfaction of each such condition.

(C)                          Each of the Seller and the Purchaser will use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 4 to 7 (inclusive) of Schedule 1 (Conditions to First Completion) as soon as possible and in any event (in respect of paragraphs 4 to 6 (inclusive) of Schedule 1 (Conditions to First Completion)) before the Long Stop Date and (in respect of paragraph 7 of Schedule 1 (Conditions to First Completion) by 5.00 p.m. on the First Completion Date and will notify the other in writing, as soon as reasonably practicable after it becomes aware of the satisfaction of each such condition.

3.3                               The Purchaser may waive in writing in whole or in part all or any of the conditions listed in paragraphs 1, 2, 7, 8 and 9 of Schedule 1 (Conditions to First Completion). The condition set out in paragraphs 3 to 6 (inclusive) of Schedule 1 (Conditions to First Completion) may not be waived, in whole or in part, by any party.

3.4                               Each of the Seller and the Purchaser undertakes to disclose in writing to the other anything which will or may prevent any of the conditions set out in Schedule 1 (Conditions to First Completion) from being satisfied on or prior to the Long Stop Date (or subsequently) immediately after it comes to their attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Regulatory Authority may intend to withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the sale and purchase of the Sale Shares pursuant to this Agreement.

3.5                               If any of the conditions set out in Schedule 1 (Conditions to First Completion) (other than the conditions set out in paragraphs 7 and 8 of Schedule 1 (Conditions to First Completion)) is not fulfilled or waived by the Purchaser or the Seller, as the case may be, by midnight on the Long Stop Date then:

(A)                          if it was the obligation of the Seller to satisfy the relevant condition (or conditions) then the Purchaser may, in its absolute discretion, postpone the Long Stop Date by up to 10 Business Days; or

(B)                          if it was the obligation of the Purchaser to satisfy the relevant condition (or conditions) then the Seller may, in its absolute discretion, postpone the Long Stop Date by up to 10 Business Days; or

(C)                          if responsibility for satisfaction of the relevant condition or conditions falls either:

(i)                                     upon each of the Seller and the Purchaser; or

(ii)                                  upon neither the Seller nor the Purchaser,

then the parties may postpone the Long Stop Date by agreement between them,

(the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

3.6                               If, in the circumstances set out in sub-clause 3.5, either:

(A)                          the Long Stop Date is not postponed; or

(B)                          any of the conditions remains to be fulfilled or waived, by midnight on the Postponed Long Stop Date,

subject to sub-clause 3.9, this Agreement shall be capable of termination by either the Purchaser or the Seller forthwith on written notice to the other provided that the party proposing to terminate has complied with its obligations under this clause 3 (Conditions).

3.7                               If any of the conditions set out in paragraphs 7 and 8 of Schedule 1 (Conditions to First Completion) is not fulfilled or waived by the Purchaser or the Seller, as the case may be, by 5.00 p.m. on the First Completion Date then:

(A)                          if it was the obligation of the Seller to satisfy the relevant condition (or conditions) then the Purchaser may defer First Completion by up to 10 Business Days (so that the provisions of clause 6 (First Completion) shall apply to First Completion as so deferred); or

(B)                          if it was the obligation of the Purchaser to satisfy the relevant condition (or conditions) then the Seller may defer First Completion by up to 10 Business Days (so that the provisions of clause 6 (First Completion) shall apply to First Completion as so deferred); or

(C)                          if responsibility for satisfaction of the relevant condition or conditions falls either:

(i)            upon each of the Seller and the Purchaser; or

(ii)           upon neither the Seller nor the Purchaser,

then the parties may defer First Completion by agreement between them.

3.8                               If, in the circumstances set out in sub-clause 3.7, either:

(A)                          First Completion is not deferred; or

(B)                          any of the conditions remains to be fulfilled or waived, by 5.00 p.m. of the date of the First Completion as so deferred,

subject to sub-clause 3.9, this Agreement shall be capable of termination by either the Purchaser or the Seller forthwith on written notice to the other provided that the party proposing to terminate has complied with its obligations under this clause 3 (Conditions).

3.9                               If this Agreement terminates in accordance with sub-clause 3.6 or 3.8 and without limiting the Purchaser’s or the Seller’s (as the case may be) right to any right, power or remedy provided by law or under this Agreement:

(A)                          and if the Seller has not as at the relevant time fulfilled its obligation to satisfy any condition set out in Schedule 1 (Conditions to First Completion), the Seller will indemnify the Purchaser on demand on an after-Tax basis for all reasonable costs and expenses incurred by the Purchaser in accordance with sub-clause 18.2 (Costs and expenses); and

(B)                          all obligations of the parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.                                      Conduct of business before First Completion

4.1                               The Seller shall procure that, between the date of this Agreement and First Completion, each RTM Group Company shall, and shall use all reasonable endeavours to procure that, between the date of this Agreement and First Completion, each AC Group Company shall, carry on its business in the ordinary and usual course in the same manner as carried on during the six months preceding the date of this Agreement.

4.2                               Without prejudice to the generality of sub-clause 4.1, the Seller shall procure that no RTM Group Company will, and shall use all reasonable endeavours to procure that no AC Group Company will, between the date of this Agreement and First Completion, undertake any of the acts or matters listed in Schedule 4 (Conduct of Business before First Completion) without the consent in writing of the Purchaser (not to be unreasonably withheld or delayed) save to the extent contemplated under the Share Purchase Documents.

4.3                               Subject to applicable law, as from the date of this Agreement, the Seller shall procure (in respect of the RTM Group Companies), and shall use all reasonable endeavours to procure (in respect of the AC Group Companies) the provision of reasonable access in favour of the Purchaser and any persons authorised by it to the premises and all the books and records and title deeds of such Group Companies and the directors appointed by the Seller and/or Kofu and employees of the RTM Group Companies and each RTM Group Company will be instructed to give promptly all information and explanations to the Purchaser or any such persons as they may request, provided that the Purchaser and such persons authorised by it shall be bound by clause 17 (Confidentiality) in relation to any information received or obtained pursuant to this sub-clause 4.3.

5.                                      Consideration

5.1                               The total consideration for the sale of the First Completion Sale Shares shall be the payment by the Purchaser of an amount in US Dollars being the equivalent of HK$6,749,977,591.50 as converted at the Agreed Exchange Rate (the “First Completion Purchase Price”) payable in accordance with clause 6 (First Completion).

5.2                               The total consideration for the sale of the Second Completion Sale Shares shall be the payment by the Purchaser of an amount in US Dollars being the equivalent of HK$1,620,066,142.50 as converted at the Agreed Exchange Rate (the “Second Completion Purchase Price”) payable in accordance with clause 7 (Second Completion).

5.3                               Any payment made by the Seller to the Purchaser under this Agreement shall (so far as possible) be treated as a reduction of the consideration for the Sale Shares to the extent of the payment.

6.                                      First Completion

6.1                               First Completion shall take place on the First Completion Date at the offices of the Purchaser’s Solicitors at 47/F, Jardine House, One Connaught Place, Central, Hong Kong.

6.2                               At First Completion the Seller shall do those things listed in paragraphs 1, 2, 4 and 5 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements) and the Purchaser shall do those things listed in paragraph 3 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements). First Completion shall take place in accordance with Part B (General) of Schedule 2A (First Completion arrangements).

6.3                               The Purchaser shall not be obliged to complete the sale and purchase of the First Completion Sale Shares unless the Seller complies with the requirements of sub-clause 6.2 and paragraphs 1, 2, 4 and 5 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements). The Seller shall not be obliged to complete the sale and purchase of the First Completion Sale Shares unless the Purchaser complies with the requirements of paragraph 3 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements).

6.4                               Neither party shall be obliged to complete the sale and purchase of any of the First Completion Sale Shares unless:

(A)                               the sale and purchase of all the First Completion Sale Shares is completed simultaneously; and

(B)                               this Agreement (save for the Second Completion), the A-RT SPA, the Kofu SPA (save for the Second Completion (as defined under the Kofu SPA)) and the Kofu A-RT SPA are completed substantially contemporaneously.

6.5                               If the obligations of the Seller under sub-clause 6.2 and paragraphs 1, 2, 4 and 5 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements) are not complied with on the First Completion Date, the Purchaser may, and if the obligations of the Purchaser under sub-clause 6.2 and paragraph 3 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements) are not complied with on the First Completion Date, the Seller may:

(A)                               defer First Completion (so that the provisions of this clause 6 shall apply to First Completion as so deferred);

(B)                               proceed to First Completion as far as practicable (without limiting its rights under this Agreement); or

(C)                               terminate this Agreement by notice in writing to the Seller or the Purchaser, as the case may be.

6.6                               If this Agreement is terminated by the Purchaser in accordance with sub-clause 6.5 and without limiting either party’s right to any right, power or remedy provided by law or under this Agreement:

(A)                               the Seller will indemnify the Purchaser on demand on an after-Tax basis for all reasonable costs and expenses incurred by the Purchaser in accordance with sub-clause 18.2 (Costs and expenses); and

(B)                               all obligations of the parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

6.7                               The Seller undertakes to indemnify the Purchaser against any loss, expense or damage which it may suffer as a result of any document delivered to it pursuant to this clause being unauthorised, invalid or for any other reason ineffective for its purpose.

6.8                               The Seller shall procure that:

(A)                               HUANG Ming-Tuan and CHENG Chuan-Tai tender their written resignation from their respective offices as directors of the Company with effect from First Completion (or, in the event that, prior to First Completion, the Purchaser announces any firm intention to make a Mandatory General Offer, the day immediately after close of the Mandatory General Offer); and

(B)                               the board of directors of the Company approve the appointment of such persons nominated by the Purchaser as directors of the Company with effect from First Completion (or, in the event that, prior to First Completion, the Purchaser announces any firm intention to make a Mandatory General Offer, the day immediately after the despatch of the offer document or composite document).

6.9                               The Seller covenants with the Purchaser to pay to the Purchaser an amount calculated on an after-Tax basis equal to the value of any and all claims which may be made against any member of the Group by any of HUANG Ming-Tuan and CHENG Chuan-Tai, because of their resignation from office or of their employment being terminated and an amount equal to all costs, charges and expenses incurred by any member of the Group which are incidental to any such claim.

6.10                        Payment by or on behalf of the Purchaser for the amount stated in sub-clause 5.1 (Consideration) in accordance with paragraph 3 of Part A (Parties’ obligations) of Schedule 2A (First Completion arrangements) shall constitute payment of the consideration for the First Completion Sale Shares and shall fully discharge the obligations of the Purchaser under sub-clause 2.1 (Sale and purchase).

7.                                      Second Completion

7.1                               The Purchaser may, at any time after the execution of this Agreement, specify the Second Completion Date by notice to the Seller (the “Second Completion Notice”), provided that the Second Completion Date so specified shall be: (a) on or after the First Completion Date; (b) no later than the 15th Business Day following (i) the Long Stop Date or (ii) Postponed Long Stop Date, as the case may be; and (c) on or after the 5th Business Day following the date of the Second Completion Notice.

7.2                               Subject to the First Completion having taken place, the Second Completion shall take place on the Second Completion Date at the offices of the Purchaser’s Solicitors at 47/F, Jardine House, One Connaught Place, Central, Hong Kong.

7.3                               At Second Completion the Seller shall do those things listed in Part A (Seller’s obligations) of Schedule 2B (Second Completion arrangements) and the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2B (Second Completion arrangements). Second Completion shall take place in accordance with Part C (General) of Schedule 2B (Second Completion arrangements).

7.4                               The Purchaser shall not be obliged to complete the sale and purchase of the Second Completion Sale Shares unless the Seller complies with the requirements of sub-clause 7.3 and Part A (Seller’s obligations) of Schedule 2B (Second Completion arrangements). The Seller shall not be obliged to complete the sale and purchase of the Second Completion Sale Shares unless the Purchaser complies with the requirements of sub-clause 7.3 and Part B (Purchaser’s obligations) of Schedule 2B (Second Completion arrangements).

7.5                               Neither party shall be obliged to complete the sale and purchase of any of the Second Completion Sale Shares unless:

(A)                               the sale and purchase of all the Second Completion Sale Shares is completed simultaneously; and

(B)                               the Second Completion under this Agreement and the Second Completion (as defined under the Kofu SPA) occur substantially contemporaneously.

7.6                               If the obligations of the Seller under sub-clause 7.3 and Part A (Seller’s obligations) of Schedule 2B (Second Completion arrangements) are not complied with on the Second Completion Date the Purchaser may, and if the obligations of the Purchaser under sub-clause 7.3 and Part B (Purchaser’s obligations) of Schedule 2B (Second Completion arrangements) are not complied with on the Second Completion Date the Seller may:

(A)                               defer Second Completion (so that the provisions of this clause 7 shall apply to Second Completion as so deferred);

(B)                               proceed to Second Completion as far as practicable (without limiting its rights under this Agreement); or

(C)                               elect not to proceed to Second Completion.

7.7                               If the Purchaser elects not to proceed to Second Completion in accordance with sub-clause 7.6 and without limiting either party’s right to any right, power or remedy provided by law or under this Agreement:

(A)                               the Seller will indemnify the Purchaser on demand on an after-Tax basis for all reasonable costs and expenses incurred by the Purchaser (including, but not limited to, the fees of all external legal advisers and their disbursements and out of pocket expenses) in connection with the Second Completion or the preparation thereof; and

(B)                               all warranties, undertakings and obligations of the parties relating to the Second Completion shall end.

7.8                               The Seller undertakes to indemnify the Purchaser against any loss, expense or damage which it may suffer as a result of any document delivered to it pursuant to this clause being unauthorised, invalid or for any other reason ineffective for its purpose.

7.9                               Payment by or on behalf of the Purchaser for the amount stated in sub-clause 5.2 (Consideration) in accordance with Part B (Purchaser’s obligations) of Schedule 2B (Second Completion arrangements) shall constitute payment of the consideration for the Second Completion Sale Shares and shall fully discharge the obligations of the Purchaser under sub-clause 2.2 (Sale and purchase).

8.                                      Warranties

Purchaser Warranties

8.1                               The Purchaser warrants to the Seller, at the date of this Agreement, the First Completion Date and the Second Completion Date as if repeated immediately before the First Completion and Second Completion Date by reference to the facts and circumstances subsisting at the First Completion Date or the Second Completion Date, as the case may be, on the basis that any reference in the Purchaser Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the First Completion Date or the Second Completion Date, as the case may be, that:

(A)                               the Purchaser is validly incorporated, in existence and duly registered and has the requisite capacity, power and authority to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by the Purchaser at each Completion;

(B)                               the obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser at each Completion will when delivered constitute, binding obligations of the Purchaser in accordance with their respective terms;

(C)                               the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:

(i)                                     result in a breach of any provision of the memorandum or articles of association of the Purchaser; or

(ii)                                  result in a breach of, or constitute a default under, any instrument by which the Purchaser is bound; or

(iii)                               result in a material breach of any statute, law, rule, regulation, order, judgment or decree of any court or governmental agency by which the Purchaser is bound; or

(iv)                              require the consent or approval of the shareholders of the Purchaser or of any other person; and

(D)                               the Purchaser, together with the Purchaser’s Designee(s) (if applicable), will have at each Completion immediately available on an unconditional basis (subject only to the relevant Completion) the necessary cash resources outside of mainland PRC to meet its obligations under this Agreement.

8.2                               The Purchaser acknowledges and agrees that the Seller is a person connected with the Company (such expression shall be construed in accordance with section 287 of the SFO) and the Seller may possess inside information (as defined under the SFO) relating to the Group.

Seller Warranties

8.3                               The Seller warrants to the Purchaser that each of the Seller Warranties is accurate and not misleading at the date of this Agreement and will be accurate and not misleading at:

(A)                               the First Completion Date as if repeated immediately before the First Completion by reference to the facts and circumstances subsisting at the First Completion Date on the basis that any reference in the Seller Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the First Completion Date; and

(B)                               the Second Completion Date as if repeated immediately before the Second Completion by reference to the facts and circumstances subsisting:

(i)                                     in respect of the Seller Warranties set out in Part 1 of Schedule 3, at the Second Completion Date on the basis that any reference in the Seller Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Second Completion Date; and

(ii)                                  in respect of the Seller Warranties set out in Part 2 of Schedule 3, at the First Completion Date on the basis that any reference in the Seller Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the First Completion Date.

8.4                               The Seller shall procure that no act shall be performed or omission allowed in the period between the date of this Agreement and Second Completion, either by itself or any member of the Retained Group or any RTM Group Company, which would result in any of the Seller Warranties being breached or misleading at the time of each Completion. The Seller shall further use all reasonable endeavours to procure that no act shall be performed or omission allowed in the period between the date of this Agreement and Second Completion by any AC Group Company which would result in any of the Seller Warranties given by it being breached or misleading at the time of each Completion.

8.5                               The Seller undertakes to disclose in writing to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Seller Warranties promptly after it comes to its notice before or at the time of each Completion.

8.6                               The Seller undertakes (in the absence of fraud) that if any claim is made against it in connection with the sale of the Sale Shares to the Purchaser, no member of the Retained Group or the Group will make any claim against any member of the Group or any director, employee, agent or adviser of any member of the Group on whom it may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

8.7                               Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.8                               Without restricting the rights of the Purchaser or its ability to claim damages on any basis, in the event that any of the Seller Warranties is breached or is untrue or misleading, the Seller covenants with the Purchaser that the Seller will pay to the Purchaser or to such person as the Purchaser may direct an amount calculated on an after-Tax basis equal to the aggregate of:

(A)                               the amount equal to any and all losses and damages suffered or incurred by the Purchaser in connection with value of any asset or the amount of any liability of any member of the Group being or becoming respectively less than or greater than it would have been if the Seller Warranties had not been breached or not been untrue or misleading; and

(B)                               the amount equal to any and all losses and damages suffered or incurred by the Purchaser in connection with the profits or losses of any member of the Group being respectively less than or greater than would have been the case if the Seller Warranties had not been breached or not been untrue or misleading; and

(C)                               an amount equal to any reasonable costs and expenses incurred directly or indirectly as a result of or in connection with a claim pursuant to sub-paragraphs (A)or (B).

8.9                               If in respect of or in connection with any breach of any of the Seller Warranties or any facts or matters warranted not being true and being misleading any amount payable by the Seller (whether under this clause 8 or otherwise) is subject to Tax in the hands of the recipient or the person beneficially entitled to such payment (the “Recipient”), the Seller shall pay such additional amounts so as to ensure that the net amount received by the Recipient is equal to the full amount payable by the Seller under this Agreement.

8.10                        The Seller undertakes to indemnify the Purchaser on an after-Tax basis against all costs (including legal costs on an indemnity basis as defined in Rule 28(4A) of The Rules of the High Court (Cap. 4A of the Laws of Hong Kong) and expenses or other liabilities which the Purchaser may reasonably incur either before or after the commencement of any action in connection with:

(A)                               the settlement of any claim that any of the Seller Warranties are untrue or misleading or have been breached or that any sum is payable under sub-clause 8.8;

(B)                               any legal proceedings in which the Purchaser claims that any of the Seller Warranties are untrue or misleading or have been breached or that any sum is payable under sub-clause 8.8 and in which judgment is given for the Purchaser; or

(C)                               the enforcement of any such settlement or judgment.

8.11                        If the Seller or the Purchaser (as the case may be) defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Seller or the Purchaser (as the case may be) shall be increased to include interest on the balance of such sum outstanding from time to time from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of two per cent. above the 12- month Hong Kong Interbank Offered Rate as at the date when such payment is due. Such interest shall accrue from day to day, shall be compounded monthly and shall be payable on demand by the Purchaser or the Seller (as the case may be).

8.12                        The Seller undertakes to comply with the obligations set out in Schedule 6 (PRC Tax reporting).

9.                                      Purchaser’s remedies

9.1                               The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Seller Warranties to be breached or renders any of the Seller Warranties misleading if it has been fairly disclosed in the Share Purchase Documents, the Disclosure Letter or the Accounts in the absence of any fraud or dishonesty on the part of the Seller or its agents or advisers and only those matters so disclosed in the Share Purchase Documents, the Disclosure Letter or the Accounts shall qualify the Seller Warranties.

9.2                               No liability shall attach to the Seller in respect of claims under the Seller Warranties if and to the extent that the limitations referred to in sub-clause 9.1 apply, in the absence of any fraud or dishonesty on the part of the Seller or its agents or advisers.

9.3                               The Seller’s liability for any claims under this Agreement shall be limited or excluded, as the case may be, as set out in Schedule 5 (Limitations on Seller’s Liability).

9.4                               (A)                               If, between the execution of this Agreement and First Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made under clause 8.3 (Seller Warranties) or not) that any of the Seller Warranties is or was inaccurate or misleading or that there has been any breach or breaches of any of the Seller Warranties or any other term of this Agreement, in each case having a Material Adverse Effect, the Purchaser may terminate this Agreement by notice in writing to the Seller.

(B)                               If this Agreement is terminated in accordance with sub-clause 9.4(A) (and without limiting the Purchaser’s right to claim damages):

(i)                                     the Seller will indemnify the Purchaser on demand on an after-Tax basis for all reasonable costs and expenses incurred by the Purchaser in accordance with sub-clause 18.2 (Costs and expenses); and

(ii)                                  all obligations of the Purchaser under this Agreement shall end (except for the provisions of clauses 16 (Announcements) and 17 (Confidentiality)),

but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination for breach of this Agreement shall continue to exist.

(C)                               (For the avoidance of doubt but without limiting clause 11 (Remedies and waivers)), the Purchaser’s right to terminate this Agreement in accordance with sub-clause 9.4(A) is not exclusive of any rights, powers and remedies provided by law.

9.5                               (A)                               If, between First Completion and Second Completion, the Purchaser becomes aware (whether it does so by reason of any disclosure made under clause 8.3 (Seller Warranties) or not) that any of the Seller Warranties is or was inaccurate or misleading or that there has been any breach or breaches of any of the Seller Warranties or any other term of this Agreement, in each case having a Material Adverse Effect, the Purchaser may elect not to proceed to Second Completion by notice in writing to the Seller.

(B)                               If the Purchaser elects not to proceed to Second Completion in accordance with sub-clause 9.5(A) (and without limiting the Purchaser’s right to claim damages):

(i)                                     the Seller will indemnify the Purchaser on demand on an after-Tax basis for all reasonable costs and expenses incurred by the Purchaser (including, but not limited to, the fees of all external legal advisers and their disbursements and out of pocket expenses) in connection with the Second Completion or the preparation thereof; and

(ii)                                  all obligations of the parties under clause 7 (Second Completion) shall end.

9.6                               If, following Second Completion, the Purchaser becomes aware that there has been any breach of the Seller Warranties or any other term of this Agreement, the Purchaser shall not be entitled to terminate this Agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

10.                               Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before either Completion and all Warranties, indemnities, covenants and other undertakings and obligations contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding either Completion.

11.                               Remedies and waivers

11.1                        No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)          affect that right, power or remedy; or

(B)          operate as a waiver of it.

11.2                        The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3                        The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.                               Assignment

No party shall without the prior written consent of the other party:

(A)                               assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or any other Share Purchase Document (together with any causes of action arising in connection with any of them);

(B)                               make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or any other Share Purchase Document; or

(C)                               sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or any other Share Purchase Document.

13.                               Further assurance

The Seller shall at its own cost, from time to time on request of the Purchaser, now or at any time in the future, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may consider necessary for giving full effect to the Share Purchase Documents and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in the Share Purchase Documents.

14.                               Entire agreement

14.1                        The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Sale Shares.

14.2                        Except in the case of fraud, each party acknowledges that it is entering into the Share Purchase Documents in reliance upon only the Share Purchase Documents and that it is not relying upon any other pre-contractual statement.

14.3                        For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to this Agreement becoming legally binding.

14.4                        This Agreement may only be varied in writing signed by each of the parties.

15.                               Notices

15.1                        A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted.

15.2                        Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual or department set out below:

Party	Address	Facsimile no.	E-mail address

Seller	c/o Concord Greater China Limited
c/o Kofu International Limited
2nd Floor, Jonsim Place
228 Queen’s Road East, Wanchai
Hong Kong

Attention: Regine Luk

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
33rd Floor, China World Tower One
1 Jianguomenwai Street
Beijing 100004
People’s Republic of China

Attention: Terence Foo

Purchaser	c/o Alibaba Group Services Limited 26th Floor, Tower One, Times Square 1 Matheson Street, Causeway Bay Hong Kong

Attention: General Counsel

with a copy (which shall not constitute notice nor impose any duty to notify Alibaba of such notice or any change in the details below) to:

Slaughter and May
47/F, Jardine House
One Connaught Place, Central
Hong Kong

Attention: Benita Yu

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 15. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

15.3                        Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)                               if delivered personally, on delivery;

(B)          if sent by airmail, six clear Business Days after the date of posting;

(C)          if sent by facsimile, at the expiration of 48 hours after the time it was sent; and

(D)                               if sent by e-mail, upon confirmation (electronic or otherwise) of delivery receipt of such e-mail.

15.4                        Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

15.5                        The provisions of this clause 15 shall not apply in relation to the service of Service Documents.

16.                               Announcements

16.1                        Neither party shall, and each party shall procure that each of its Relevant Persons shall not, make any announcement concerning the transaction contemplated under this Agreement or any Share Purchase Document or any ancillary matter without the prior written approval of the other party. This sub-clause does not apply in the circumstances described in sub-clause 16.2. For the purpose of this clause 16, a “Relevant Person”, in relation to the Seller, means (a) Ruentex Industries Limited, (b) Ruentex Development Co., Ltd. and (c) any member of the Retained Group and, in relation to the Purchaser, means any member of the Purchaser’s Group.

16.2                        Either party, after consultation with the other party, may, and shall not be required to procure that any Relevant Person shall not, make an announcement concerning the transaction contemplated under this Agreement or any Share Purchase Agreement or any ancillary matter if required by:

(A)                               law;

(B)                               existing contractual obligations; or

(C)                               any securities exchange or Regulatory Authority to which that party or Relevant Person (as the case may be) is subject, wherever situated, whether or not the requirement has the force of law, in which case the first-mentioned party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other party before making the announcement.

16.3                        The restrictions contained in this clause 16 shall continue to apply after each Completion or the termination of this Agreement without limit in time.

17.                               Confidentiality

17.1                        Subject to clause 16 (Announcements) and sub-clause 17.2:

(A)                               each party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing the Share Purchase Documents which relates to:

(i)            the provisions of the Share Purchase Documents; or

(ii)           the negotiations relating to the Share Purchase Documents;

(B)                               the Purchaser shall treat, and shall procure that each member of the Purchaser’s Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group and (prior to First Completion) the Group obtained or received as a result of the negotiation and entering into of the Share Purchase Documents; and

(C)                               the Seller shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information concerning any member of the Purchaser’s Group obtained or received as a result of the negotiation and entering into of the Share Purchase Documents.

17.2                        Notwithstanding the provisions of sub-clause 17.1, a party may disclose or use any such confidential information if and to the extent:

(A)                               required by applicable law of any relevant jurisdiction or for the purposes of any Proceedings;

(B)                               required by any securities exchange or Regulatory Authority to which that party is subject, wherever situated, whether or not the requirement for information has the force of law;

(C)                               required to vest the full benefit of any Share Purchase Document in that party;

(D)                               the disclosure is made to the professional advisers, auditors and bankers of that party on a need to know basis and provided they have a duty to keep such information confidential;

(E)                                the information has come into the public domain through no fault of that party; or

(F)                                 the other party has given prior written consent to the disclosure.

Provided that any such information disclosed pursuant to sub-clause 17.2(A) or (B) shall be disclosed only after notice has been given to the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise agreeing the content and timing of such disclosure.

17.3                        The restrictions contained in this clause 17 shall continue to apply after either Completion or the termination of this Agreement without limit in time.

18.                               Costs and expenses

18.1                        Except as otherwise stated in sub-clauses 18.2 and 18.3 and any other provision of this Agreement or the other Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Sale Shares and the preparation, execution and carrying into effect of this Agreement, the other Share Purchase Documents and all other documents referred to in this Agreement and the Seller confirms that no expense of whatever nature relating to the sale and purchase of the Sale Shares has been or is to be borne by any member of the Group.

18.2                        The Seller shall indemnify the Purchaser on demand on an after-Tax basis (and the amount payable under the indemnity may, without limiting the Purchaser’s rights, be claimed as a debt or liquidated demand) in respect of all reasonable costs and expenses incurred by the Purchaser (including, but not limited to, the fees of all external legal advisers and their disbursements and out of pocket expenses):

(A)                               in connection with investigating the affairs of the Group;

(B)                               in connection with the negotiation, preparation, execution and carrying into effect of the Share Purchase Documents and all other documents forming part of the sale and purchase of the Sale Shares; and

(C)                               in enforcing, perfecting, protecting or preserving or seeking to enforce, perfect, protect or preserve any of the Purchaser’s rights, or in suing for or recovering any sum due from the Seller under this Agreement if the Purchaser exercises its right to terminate or rescind this Agreement or not to proceed to First Completion pursuant to sub-clauses 3.6 or 3.8 (Conditions), sub-clause 6.5 (First Completion), or exercises its right to terminate this Agreement under sub-clause 9.4 (Purchaser’s remedies) or any other provision of this Agreement or any document referred to in it.

18.3                        Any stamp duty payable on the sale and purchase of the Sale Shares shall be borne equally by the Seller and the Purchaser.

19.                               Counterparts

19.1                        This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2                        Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.                               Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)                               the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)                               the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

21.                               Contracts (Rights of Third Parties) Ordinance

The parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), by any person who is not a party to this agreement, save that, in the event that any Sale Shares have been acquired by any Purchaser’s Designee(s), such right, power, remedy or benefit as would be exercisable by, or would accrue to, the Purchaser pursuant to any term of this Agreement had it acquired such Sale Shares shall also be exercisable by, or shall also accrue to, such Purchaser’s Designee(s).

22.                               Choice of governing law

This Agreement is to be governed by and construed in accordance with Hong Kong law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Hong Kong law.

23.                               Jurisdiction

23.1                        The courts of Hong Kong are to have jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any Proceedings may be brought in the Hong Kong courts.

23.2                        Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings by the other party in any court in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

23.3                        Each party irrevocably submits and agrees to submit to the jurisdiction of the Hong Kong courts and of any other court in which Proceedings may be brought.

24.                               Agent for service

24.1                        The Seller irrevocably appoints the Process Agent (Attn: The Service Process Team) to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in Hong Kong by service on its agent effected in any manner permitted by Hong Kong law.

24.2                        If the agent of the Seller at any time ceases for any reason to act as such, the Seller shall appoint a replacement agent having an address for service in Hong Kong and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Seller to appoint a replacement agent to act on behalf of the Seller. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

24.3                        A copy of any Service Document served on an agent of a party shall be sent by post to that party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

25.                               Language

25.1                        Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)                               in English; or

(B)                               if not in English, accompanied by an English translation which is certified by an officer of the party giving the communication to be true and accurate.

25.2                        The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause  25.1(B).

IN WITNESS WHEREOF this Agreement has been entered into on the date first before written.

CONCORD GREATER CHINA LIMITED

By:	/s/ Huang Ming-Tuan
	Name:	Huang Ming-Tuan
	Tile:	Authorized Signatory

[Signatory Page to CGC Sunny SPA]

TAOBAO CHINA HOLDING LIMITED

By:	/s/ Timothy Alexander STEINERT
	Name:	Timothy Alexander STEINERT
	Tile:	Director

[Signatory page to CGC Lislco SPA]